[Graphic: ATG Resources 2002 Annual Meeting of Shareholders, February 1, 2002]

[Graphic:

>Paula G. Rosput

President and CEO

AGL Resources]

It is an honor to be with you today. The Atlanta History Center is a new venue for us for the Annual Meeting and I'm delighted that you could all navigate to be with us. This institution is one of this city's most valuable resources in connecting Atlanta's past with its future. I hope you have the opportunity to tour the center if you have not already done so.

As the oldest corporation in Georgia, AGL Resources boasts its own rich history - one from which we continue to learn and one which is ours to make. I am pleased to share with you today how we're building on the longstanding tradition of AGLR as we focus on growing the company now and in the future.

As noted in the video you saw just a moment ago, our strength as a company is underscored by one fundamental belief: success must be created again and again. We have enjoyed the fruits of an excellent franchise in a growing part of the United States. But our success in the future is dependent on what we do every day - to respond to consumers, to identify and capitalize on business trends and opportunities, as well as to attract and retain employees with ambition for themselves and for our business. 2001 was a year in which your company made tremendous progress. It also was a year that challenged us to adapt many of our business strategies in light of the changing energy landscape -- both in Georgia and nationwide. Our achievements and experiences throughout 2001 have resulted in our company emerging a much stronger organization, one that aggressively seeks to achieve the highest possible value for you, our shareholders.

[Graphic:

>FY 2001

Financial Performance]

To measure how we're performing against that goal, first let's look at some of our financial results.

[Graphic: ATG Stock Performance in FY 2001]

Our share price reached an all-time high of $24.50 in 2001. We closed out the year with a price that, while down a bit from $24.50, was a very respectable $23.02. Still 95 percent of our 52-week high, a nearly 15% increase since the end of the previous fiscal year.

[Graphic: 2001 Total Return Performance: ATG vs. Major Utility Indices]

For the calendar year, AGL Resources delivered a total return to shareholders of approximately 10 percent, outperforming both the Dow Jones Utility index, which was down 26 percent, and the S&P Utilities Index, which was down 30 percent, over the same period.

[Graphic appears here]

The investment community consistently upgraded us throughout the year - again, a testament to its renewed confidence in our performance and our story. In December, we were pleased that J.P. Morgan analyst Anatol Feygin initiated coverage on AGL Resources with a "Market Perform" rating. Also in December, Goldman Sachs included AGL Resources on its "Just in Case" list - a listing of 30 stocks from various industries that provide the best protection against further market declines. Sutro & Co. of San Francisco has recommended us this quarter and all major equity analysts who cover AGLR have a "Buy" or "Market Perform or Market Outperform" rating on our stock. They have, however and I will discuss it later, cautioned investors that unfavorable Georgia regulatory action does present a potential risk for the company.

[Graphic: ATG Institutional Ownership Increased Substantially in FY 2001]

Nevertheless, today's market continues to prove that, in a volatile and uncertain economy, value and yield oriented companies are in favor. We intend to capitalize on that trend. So, in addition to growing earnings at a sustainable pace, we continue to focus on creating greater liquidity around our stock.

Said another way, by attracting and retaining larger institutional investors, we can increase the trading volume of our stock, thereby creating a market where the stock is properly valued. As a demonstration of this phenomenon, since the beginning of fiscal year 2001, we have increased our ownership by institutions from about 39 percent to 47 percent.

[Graphic: Liquidity in ATG Increased Substantially During FY 2001]

Additionally, AGLR's weekly traded volume is almost three times the average of the LDC peer group. This liquidity assures that you, the retail shareholder, have a vibrant market for your stock.

[Graphic: Core Operating Earnings Per Share Summary for Fiscal Year 2001]

As many of you know, we released our quarterly earnings last week, and for the quarter ended December 31, 2001, we reported $0.45 per share, exceeding analysts' consensus estimate of $0.43 per share. As you have noticed, we haven't had much winter this year. So for this last quarter, we were one of only a few gas companies with a strong distribution component that met Wall Street's earnings expectations. The reason - and it will be a recurrent theme today - is that we relentlessly seek out opportunities to improve the quality of our earnings. You can't change the weather. But you can change the business mix that makes you vulnerable to some of the earnings swings around weather, and you can manage your businesses to anticipate the effects of such circumstances.

[Graphic appears here]

With that, however, it's probably appropriate that I talk a little about the one major event during 2001 that has contributed to our stock price being dragged down from our record high. As many of you may know, in the second half of the year, the Georgia Public Service Commission initiated a review of Atlanta Gas Light Company's earnings. The PSC staff contends that AGLC is earning a return on equity substantially above the level authorized by the Commission.

The staff took this position despite the fact that: (1) we file monthly reports with the PSC demonstrating how we have calculated our returns, and (2) several key equity analysts publicly stated that they could find nothing in our financial statements or their earnings models that would support the staff's contention. In recent testimony, the staff urged the Commission to reduce our revenues by $33 million, So you can see why Wall Street is upset and has issued cautions about our stock.

[Graphic: Annual Base Rate Charge Comparison for Southeastern States LDC's]

As you can see from the slide behind me on a per unit of transportation basis, AGLC's rates are among the lowest in the Southeast by a wide margin.

[Graphic appears here]

You may have read in my letter to shareholders in the annual report that we are not impervious to the political winds that blow around us. Because of the public's unhappiness with deregulation - and I'll discuss that in a few minutes' our elected public service commissioners have concluded that it is appropriate to initiate this earnings review. After all, they don't regulate the marketers, but they do regulate Atlanta Gas Light. We have stated publicly that we are willing to try to keep our rates stable, despite the fact that we have not had a rate increase since 1993. Nevertheless, we are legally required by the Commission as ordered in its earnings review proceeding to file a so-called "cost of service" study, which we did three weeks ago. And just this week, we filed testimony to support this study. This study lays out our true and actual costs of providing distribution service to nearly 1.5 million customers in Georgia. We were not planning to file for a rate increase.

We anticipated that we could manage by our wits and live within the current rate structure by effectively managing our costs and capital expenditures over time - just as we have been for the last eight years. However, if you just look at our costs, a rate increase of $50.3 million is justifiable. We continue to state that we would like to settle this case- especially given the other important issues facing deregulation. We would like to work creatively with the commission to provide a longer-term rate stabilization plan - one that benefits both customers and the company.

[Graphic appears here]

We can only hope to put this matter behind us and we will continue to build an atmosphere of cooperation, with the regulators in this state, as in every state where we do business. I am thrilled that we have Kevin Madden leading our regulatory efforts. Kevin, came to us this past fall from the Federal Energy Regulatory Commission in Washington, D.C. He may not be a native Georgian, schooled in local ways. But he is the pre-eminent governmental official who has overseen the changes that have taken place in regulation of the natural gas industry over the last two decades. I am confident that Kevin can bring his vast creativity and legal experience to bear on changing the regulatory compact to benefit consumers and shareholders alike.

So now I would like to move on to our vision and how we reached several of the milestones you'll hear about today.

[Graphic: 2001 Goals

>The discipline of best practices in our base business

>Growing our trading and asset management business

>Exiting or restructuring our retail business

>Developing our telecommunications business]

For FY 2001, we focused on four goals that would be essential to our success:

    the discipline of best practices in our base businesses;
    growing our trading and marketing business;
    restructuring our retail businesses; and
    developing our telecommunications business.

[Graphic: Distribution Operations]

We owe much of what we accomplished in distribution operations to Sue McLaughlin. Sue came on board as the chief operating officer of AGL Resources in late April.

[Graphic: AGL Resources Logo; Chattanooga Gas Company Logo; Virginia Natural Gas Logo]

In this capacity, she is responsible for all of our utility operations and various other key business functions such as information technology.

[Graphic: Aggressive Cost Management Discipline, Distribution Operations - O&M Cost per Customer 1997 - 2002]

  The results of this effort are significant. In distribution operations as a segment, We increased operating revenues by 74 percent
  Our O&M cost per customer in Georgia and Tennessee is $140 in 2001, down from $165 per customer two years earlier.

[Graphic: Virginia Natural Gas Logo]

In Virginia, as promised, we made VNG accretive to earnings within the first year of ownership -- in fact, we did it within the first nine months!

[Graphic: VNG, One Year Later - Capital Expenditures & Net Capital Cost Per New Meter - 2000 & 2001]

Through a solid integration plan implemented on day one, we reduced headcount by 42 percent and improved operating efficiencies while reducing annual capital expenditures by 38 percent. We closed year -end at an enviable 735 customers per employee. In particular, we reduced the cost per new meter addition by 22 percent, and brought our capital budget in by $ 6 million under plan, $ 10 million lower than the previous owners' capital expenditures - all while providing comparable service. As a result of our integration plan, VNG's contributions to the bottom line helped us to realize record corporate level earnings in 2001.

[*Numbers calculated by subtracting 2000 from 2001.]

[Graphic: Virginia Natural Gas Logo & Map of AGL Resources Operations]

We absolutely made the right call acquiring VNG: It is the right size for us, it serves a healthy and vibrant high-growth region, and it gives us the platform to achieve the increased scale and foothold outside of Georgia. Continuing to grow our business through acquisition and rapid consolidation of other companies outside of Georgia is a cornerstone of our future strategy.

[Graphic: Trading and Asset Management]

At the last annual meeting, I mentioned that we believed we had to augment our business with wholesale activity. With the volatility in natural gas prices - last January, we had the highest ever recorded wholesale prices -- we simply had to get better at understanding and navigating in wholesale markets. In March 2001, after careful deliberation and review, the Board authorized the formation of a wholesale trading, marketing and asset management arm.

[Graphic: Sequent Energy Management Logo]

We've named it Sequent Energy Management, based the company in Houston, where all the major trading operations are based, and asked Rick Duszynski, to lead this business. I urge you to read Rick's resume' on our website. With more than 20 years experience in energy and trading, Rick is an extraordinary resource to this corporation.

Under his leadership, it wasn't long before Sequent's strength was revealed through a performance that surpassed even our own expectations. Sequent contributed $6.1 million in EBIT last year, and covered its startup and operating costs as well.

Sequent saw business volumes rise by nearly 300 percent soon after Enron's bankruptcy filing in December.

[Graphic: Sequent Energy Management, Non-Regulated Business]

Our ability to take immediate advantage of market opportunities is due in large part to the approach we took in building Sequent's organization. We assembled a team of seasoned veterans in the industry - in a business like this, you can't afford to let people learn the business from scratch on your nickel. Instead, we chose individuals who were quickly able to find and fill niche market opportunities. Our 2002 results for the period ending December 31, 2002, speak loudly as to our success: Sequent contributed $0.04 cents per share to our earnings in the quarter just announced.

[Graphic: Sequent Trading Footprint]

We believe there's even more ahead for Sequent as its reach expands in the footprint of our asset geography.

[Graphic appears here]

While we committed to growing our business, we also used a disciplined approach to divesting of one, too. We disposed of Utilipro, the customer care company which had been formed in 1998 and which had disappointing results in every year of our ownership. That sale reflects our philosophy that we don't stand still around bad results. The sale added a one-time gain if $0.13 per share to the core business earnings of $1.50, for a total of $1.63 per share for the year.

[Graphic SouthStar Energy Joint Venture, Georgia Natural Gas Logo]

So growth isn't just about acquisition or expansion. It's also about fixing things that aren't working. In addition to the Utilipro sale, we have been looking into certain issues surrounding SouthStar, our retail marketing partnership. A careful and thorough review revealed what we believe to be a breach of the partnership's asset management agreement and fraudulent misrepresentation on the part of our partner, Dynegy.

[Graphic appears here]

After efforts to resolve the dispute cooperatively failed, we filed a lawsuit . It's ongoing as we speak, although we hope to bring some equitable resolution to this matter in the near future. These challenges are deepened by the underlying retail business's many shortcomings. For example, when we discovered certain accounting problems last August, we were forced to condition down our own earnings for the year as we absorbed our share of the loss. But we're extremely fortunate to have a greatly experienced Chief Financial Officer in Dick O'Brien to guide us through these types of issues. I know a number of you are as concerned as I am about the operations of Georgia Natural Gas Services.

[Graphic: Georgia Natural Gas Logo]

Even though we have two partners, the public identifies AGL with this business. The Atlanta Gas Light blue flame logo is on every Georgia Natural bill. And here are the facts: And our control of that business is not what it should be. When we entered this partnership, we failed to secure the rights to control this business. And so, we have watched that business continue to diminish the brand equity of AGL Resources. I can assure you that in 2002, we will resolve our business issues regarding this partnership.

[Graphic: AGL Networks Logo]

Finally, I'd like to update you on our telecommunications business, AGL Networks. Despite the bruising that the U.S. telecom market took last year, we did not lose faith in our central business concept - namely, that there is inadequate fiberoptic telecommunications capacity Atlanta.

[Graphic: AGL Networks' Footprint in Atlanta, depicting original AGL Networks Plan]

However, the general malaise in the sector made it clear that we would not be able to fully subscribe the 100-mile fiber network that we initially planned going to build around Atlanta. Although there was a lot of interest, it did not support as extensive a network as we had planned. And while we believed in this business, we were unwilling to "bet on the come."

So we shifted our thinking and began to explore whether we could buy unfinished network from one or more distressed providers. In November 2001, we acquired a conduit and fiber network from

[Graphic: AGL Networks' Footprint in Atlanta, depicting Original AGL Networks Plan and ACSI Acquisition]

ACSI Network Technologies. This move propelled AGL Networks' status to owner of the second-largest fiber-optic network in Atlanta and the largest non-incumbent owner of network in the southeast's largest telecommunications market, after BellSouth. The ACSI acquisition saved us a large portion of the costs we had estimated for building a network from scratch, and allowed us to enter the market 12 to 18 months earlier than planned.

[Graphic appears here]

We also have anchored our network with a long-term commitment from one of the top telecommunications companies in the world. We feel optimistic that AGL Networks will even contribute positively to our earnings within FY 2002.

[Graphic Fundamental of Our Business]

So that's a brief update on where our business stands.

[Graphic: Fundamentals of Our Business]

Now I would like to take a few minutes to go over some fundamentals that, I believe are critical to the ultimate success of our business

[Graphic: Fundamentals of Our Business

>No further investments in retail marketing]

First, we see no point in making further new investments in retail marketing and deregulation without clear control of those businesses. Frankly, the health of these "deregulated marketing businesses" is far too dependent on the actions of governmental authorities. We will not make bets with shareholders' money on such ventures in the future.

[Graphic: Fundamentals of Our Business

>No further investments in retail marketing

>Volatility in natural gas pricing is inevitable]

Second, we believe that volatility in natural gas markets and swings in gas pricing are inevitable.

[Volatility Is Now a Way of Life 2002: A Calm Before the Storm]

As we speak, January 2002 may go down in history as the biggest change in prices for one month year-over-year. From $10 to $2.25, what a difference a year makes. Now that we're at very low wholesale prices though, our traders tell us that this is the "calm before the storm."

[Graphic: Drilling Rig Count Comparision]

Here's why. As you can see, over the last three years, despite wide movement in natural gas prices, production hasn't budged. That says supply and demand have a hard time reaching a happy medium. So we can expect pricing to continue to be volatile in wholesale markets.

[Graphic appears here]

That means further commitment to our trading and marketing business. In addition, it means we will be working with regulators in each of our states to promote regulatory programs that dampen this erratic pattern of prices. For the basic utility services, consumers don't expect, understand, or want these kind of "boom and bust" prices that derive from the movement of commodities exchanges.

[Graphic: Fundamentals of Our Business

>No further investments in retail marketing

>Volatility is inevitable

>Vitality of the southeast region]

Third, we believe in the inherent business vitality of the southeast region. We will look to grow our business within the geography we have defined.

[Graphic: Deregulation]

This is a good juncture to talk about deregulation, particularly as it applies to Georgia.

[Graphic appears here]

First, governments everywhere are reexamining deregulation. If you'll recall, last year's hot topic in the energy industry was the disastrous situation in California. Suddenly, with stories of rolling black-outs and out-of- control electricity prices, deregulation on a national level didn't sound as attractive as it once had. Ironically, it was Enron that persuaded a whole nation that retail deregulation made sense. In 1998, we entered the bold world of natural gas deregulation with the hope that customers would enjoy the opportunity to choose their marketer and the forces of competition would spread broadly throughout the region. States are now retrenching on deregulation and Georgia is examining the many issues that have arisen as a result of deregulation. I applaud Governor Barnes for his recognition of these issues and in the blue ribbon panel he established to examine them. We are fully supportive of the governor's efforts and will work constructively with him and the leadership of the General Assembly in resolving these important natural gas issues. This is the year to fix the problems in Georgia.

[Graphic: Fact Two: The Unregulated Retail Price of Gas Remains High]

Fact Two: as you can see, despite falling wholesale pries, retail prices of the marketers have not fallen.

[Graphic: Increasing Loss of Customers (AGLC)]

As a result of high prices, rate designs and disconnections, the number of commercial and residential natural gas customers in Georgia that have temporarily or permanently left the gas system is growing. So this has affected us financially and it presents safety and energy reliability issues for our state.

[Graphic: Fact Three: Duplication and Service Gaps for Customers]

Just in the number of phone calls alone, we see the results of this program. Prior to 1998, AGLC took approximately 3.2 million phone calls, half billing, half service. As we transitioned to deregulation, and AGLC exited the merchant function, it was assumed our billing calls would go away. And the cost of these customer care services was taken off customer bills - $2.56/customer/month. You can see what we estimate is the total number of phone calls and e-mails taken in Georgia are now. Between calls that come to us, calls that go to marketers, and e-mails between us, there are 9 million customer contacts per year where there used to be one-third as many. [Invite them to visit our call center. Mention $1 million expansion.]

Three years later, we know that the plan that was supposed to benefit small consumers has, by and large, stymied them instead. Despite our exhaustive efforts, there is still confusion over the marketers' role versus that of Atlanta Gas Light; there has been aggravation and in fact, outrage, over high gas bills; and people have developed a level of distrust in the systems set up to help them.

This is not where proponents, including AGLC, thought deregulation would take them. In fact, in a recent opinion poll, fully 65% of our customers deem this program a total failure.

[Graphic: Georgia Customer Bill: Then and Now]

Let me show you one graph that tells it all. Here's what AGL charged in 1998, right at the start of deregulation. Here's what, on average, customers are charged now. A combination of our base change, which has remained flat and the marketer commodity charges.

[Graphic appears here]

We have 8 marketers now, 11 fewer marketers than when we began. Today, four of these marketers account for 94 percent of the market share. We've seen -- and as a corporation we have suffered losses -- as a result of the bankruptcies of several of these providers. In addition, we have never earned cash returns on our investment in SouthStar Energy. Our reserves there for bad debt are in the tens of millions. We believe other marketers are in a similar situation. In short, we can't afford to stay and we can't afford to exit. It is a vicious cycle.

[Graphic appears hear]

That means further commitment to our trading and marketing business. In addition, it means we will be working with regulators in each of our states to promote regulatory programs that dampen this erratic pattern of prices. For the basic utility services, consumers don't expect, understand, or want these kind of "boom and bust" prices that derive from the movement of commodities exchanges.

[Graphic appears here]

As I leave this topic, it is worth mentioning that we did make several sound choices over the last three years that paved the way for the successes we're enjoying today. Amidst the trauma of deregulation AGL Resources became more entrepreneurial, agile and efficient. Recognizing our problems here propelled us to find other businesses in which to invest. As I have mentioned, we are making great strides in new opportunities underground (telecom), out-of-state (Virginia) and in trading and asset optimization (Sequent). These are remarkable accomplishments that came about by having to look at ourselves in a new way and by taking advantage of opportunities that had previously been closed or limited. Nevertheless, our company will never truly be healthy until we get things right for the Georgia gas customer. In addition, consider the enormous duplication of customer service. It is, in fact, staggering.

[Graphic: Market Dynamics]

As a final note in this area of energy markets, there is no getting around the subject of Enron and the ripple effect it is having on our industry. The rapid decline of this once-mighty company has stunned Wall Street and devastated shareholders and employees [quickly fade to next slide].

[Graphic: Market Dynamics]

and shocked the public.

But hopefully, this debacle has taught us all several lessons. There are three in particular.

[Graphic: Market Dynamics, Disclosure]

First is disclosure. Let me be clear here.

However, you have no cause for concern about our financial reporting process or potential conflicts of interest. The Audit Committee of AGL Resources reviews all of our financial statements each quarter before we announce earnings. They review as well the "quality of our earnings," particularly the issue of the sufficiency of reserves we keep in the event of material adverse events. The Audit Committee fully reviewed the Annual Report and 10-K proxy statement. Your Audit Committee will meet four to six times this year and they will meet privately, without management, with our outside auditors, Deloitte & Touche.

We periodically file additional financial disclosures not only with state regulators, but with the Securities and Exchange Commission because we are a registered holding company. There are no outstanding proceedings in which our books and records are being questioned, nor are there any qualifications to our financial statements. We do not have any special purpose vehicles that keep debt off of our books. Our partnership interests in Heritage Propane and in Southstar are held at arm's length with unrelated third parties and are properly portrayed on our balance sheet and in our income statements. We are absolutely available to answer any questions you might have now or at any time in the future.

[Graphic: Market Dynamics

  Disclosure
  Debt/Leverage Position]

Second, there is the matter of Enron's debt and leverage position. As I mentioned just a moment ago, we have no vehicles which somehow mask the amount of debt we carry on our balance sheet. We are, in fact, seeking to pay down debt by maintaining the current balance among earnings, cash, and dividends. But the Enron experience has in it a lesson that is quite simple and worth stating: If you can't afford it, don't do it. AGL Resources is not in the business of reaching for costly, impractical ventures that could cause irreparable damage to its financial health.

[Graphic: Market Dynamics

  Disclosure
  Debt/Leverage Position
  Fundamentals Investments]

One third and final point on what contributed to Enron's demise: It wasn't Enron's energy trading business that was at fault. It was that Enron entered into increasingly exotic structures and partnerships. It was the things it invested in that were exotic. It entered numerous markets, worldwide, based not on fundamentals, but on being there first. I hope you can see that you have a management team that is aggressive in seeking out value, but is simultaneously cautious, thorough, and respectful of the risk involved.

[Graphic: Community Involvement: We put our energy here. Education. Community Enrichment. Environment.]

Changing gears a bit - While the deregulation scenario has played out, we've searched for new and more effective ways to connect with our community and to let them know we remain committed to being actively involved in the communities where we work and invest. But with our changing function and the complications of the last several years, it hasn't been easy for our employees to identify their role. Things began to come together in 2001 when we formed the V-Force, which is our volunteer effort, and challenged employees to give back to the community through a number of available opportunities. The response represents the spirit, generosity and compassion of our work force.

Importantly, too, we have great leadership - Harriette Watkins, who is our vice president of community affairs, came to us in 2001, from one of the other great civic companies in Georgia, Georgia Power Company.

[Graphic: the V-Force logo]

Here are just a few examples of our volunteer efforts.

    Our employees logged 24,000 service hours in 2001.
    We also cleaned up the Phinisee [sic] Swamp nature preserve in Augusta and Freedom Pkwy in Atlanta.
    We raised $90,000 for the 911 Relief Fund

[Graphic: the V-Force logo]

    In Chattanooga, many of our employees volunteer their time as mentors in public schools. In Atlanta, we support Cool Girls, a mentoring program for girls in at-risk neighborhoods.
    In Virginia, our employees have raised money toward the restoration of the U.S.S. Wisconsin.
    Our metro Atlanta service center employees regularly volunteer their time with the Atlanta Union Mission to serve breakfast to the homeless;
    To assist the senior citizens in our community, we have formed a partnership with the Resource Service Ministry to help restore or replace old furnaces.
    We contributed hundreds of thousands of dollars for energy assistance and are weatherizing homes all around Atlanta.

I am very pleased to know that despite the ups and downs of the last few years, our employees have not only given their best to our organization, but to people who have had more misfortunes than we may ever know. For that, I offer them my deepest gratitude and praise.

[Graphic: 2002 Outlook]

Now, where do we go from here?

[Graphic: 2002 Outlook

>AGLR will continue best practice model in all areas

>Sequent positioned to double its earnings

>AGL Network's positioned for large role in telecom market

>Change the regulatory paradigm]

We are very excited about what we believe 2002 will bring.

    We will continue to employ our best practices model and set high expectations for all areas of our system.
    The progress Sequent has made is an encouraging sign that this unit is on pace to double its earnings.
    AGL Networks is much better positioned to play a large role in the area's burgeoning telecom market, and as that market recovers we feel we'll be in the right place at the right time.
    We hope to see some significant steps toward regulatory change in Georgia and will be an eager participant in supporting meaningful reform of the current framework. In addition, we will explore innovations in all our jurisdictions to stabilize gas prices and revise how our assets are classified between federal and state jurisdiction.

In short, we have another busy year ahead of us.

[Graphic: Commitment for 2002]

In closing, I want to reiterate three promises to you:

[Graphic: Commitment for 2002

>Preserve financial health

>Seek reform that benefits customers

>Deliver sustainable growth]

One, we will be relentless in preserving the financial health of this company for you, our shareholders; for our customers and the public we serve; and our employees, who have made all our successes possible.

Second: We will seek reform that benefits customers.

And third: We will not rest until have delivered a sustainable trajectory of growth. Your confidence and loyalty deserve nothing less than our deepest commitment.

[Graphic: AGL Resources 2002 Annual Meeting of Shareholders, February 1, 2002]

We hope you will agree and support that our value is here.

As we leave this meeting, any review of this past year, would not be complete without acknowledging the tragic events of September 11th. As mentioned earlier, we as a company, as well as our employees contributed greatly to the relief fund. The following is just an expression our company's support for our nation, and for the victims of September 11th and their loved ones. It goes without saying that that tragic day continues to impact each of our lives.

Thank you.